Exhibit 3.7

[Translation]

FORM OF BOARD OF DIRECTORS REGULATIONS

Article 1.    (Purpose)

The purpose of these Regulations shall be to govern the Board of Directors of the Company appropriately and smoothly.

Article 2.    (Amendment and Abolition)

The amendment and abolition of these Regulations shall be subject to a resolution of the Board of Directors.

Article 3.    (Organization)

1. The Board of Directors shall be composed of all the Directors.

2. Corporate Auditors shall attend any meeting of the Board of Directors and express their opinions thereat, if deemed necessary by such Corporate Auditors.

Article 4.    (Authority)

The Board of Directors shall determine the management of the affairs of the Company and supervise the performance of duties of Directors.

Article 5.    (Meetings to be Held)

A meeting of the Board of Directors shall be held once every month in general. Provided, however, that in cases of emergency, an extraordinary meeting of the Board of Directors may be held.

Article 6.    (Person Entitled to Convene Meetings)

1. The Chairman and Director shall convene meetings of the Board of Directors.

2. If the Chairman and Director is unable to act as such, or if the Board of Directors does not appoint the Chairman and Director by its resolution, one of the other Directors shall act as Chairman and Director in accordance with the order of priority previously determined by the Board of Directors.

3. From time to time, each Director may request to convene a meeting of the Board of Directors by submitting to the person entitled to convene meetings a document stating the agenda to be submitted at the requested meeting.

4. Each Corporate Auditor may request the convocation of a meeting of the Board of Directors pursuant to laws and regulations.

Article 7.    (Notice of Convocation)

1. Notice to convene a meeting of the Board of Directors shall be given to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting. Provided, however, that the foregoing shall not apply in cases of emergency.

2. If the unanimous consent of all of the Directors and Corporate Auditors is obtained, the meeting of the Board of Directors may be held without taking the procedures for convening meetings.

Article 8.    (Chairman)

1. The Chairman and Director shall act as chairman of all meetings of the Board of Directors.

2. If the Chairman and Director is unable to act as such, or if the Board of Directors does not appoint the Chairman and Director by its resolution, one of the other Directors shall act as Chairman and Director in accordance with the order of priority previously determined by the Board of Directors.

Article 9.    (Resolution)

1. Unless otherwise provided for by law or regulation, resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present who constitute in number a majority of all the Directors.

2. Any Director who has special interests in any matter to be resolved as set out in the preceding paragraph may not participate in a resolution regarding such matter.

3. The number of Directors who may not participate in a resolution pursuant to the preceding paragraph shall not be included in the number of Directors stated in the first paragraph.

Article 10.    (Matters to be Resolved)

The following matters shall be subject to the resolution of the Board of Directors.

I.	Matters related to basic policy of management of the group of the Company

II.	Matters provided for by laws and regulations and the Articles of Incorporation:

1.	Matters related to the convocation of the General Meeting of Shareholders and proposals to be submitted thereat;

2.	Matters related to approval of accounting documents and supplementary statements thereof;

3.	Matters related to interim dividends;

4.	Matters related to issuance of new shares;

5.	Matters related to disposal of the Company’s own shares;

6.	Matters related to purchase of the Company’s own shares;

7.	Matters related to purchase of the Company’s own shares from subsidiaries of the Company;

8.	Matters related to cancellation of the Company’s own shares;

9.	Matters related to splits and consolidation of shares;

10.	Matters related to capitalization of legal reserves and free distribution thereof;

11.	Matters related to establishment, amendment and abolition of the Share Handling Regulations;

12.	Matters related to the transfer agent and its handling office;

13.	Matters related to issuance of bonds;

14.	Matters related to the [election/appointment] of Representative Directors and [Directors with Executive Powers/Executive Directors];

15.	Matters related to the election of Executive Officers and Managing Officers;

16.	Matters related to the approval of transactions conducted by Director(s) in competition with the Company’s businesses and transactions conducted by Director(s) with the Company on his/her own behalf;

17.	Disposal and acquisition of material property;

18.	Borrowings of large amounts;

19.	Election and dismissal of important employees;

20.	Establishment, relocation and abolition of important corporate organizations; and

21.	Any other matters to be resolved at the Board of Directors pursuant to laws and regulations or the Articles of Incorporation.

III.	Matters related to the Nominating Committee, the Compensation Committee and the Group Internal Audit and Compliance Committee

IV.	Important matters related to the management of subsidiaries of the Company

V.	Any other important matters

Article 11.    (Reports)

1. Directors shall report the state of the management of the affairs of the Company to the Board of Directors. Provided, however, that the Representative Director may make reports on behalf of the Directors.

2. Any Director who has conducted a transaction in competition with the interests of the Company or a transaction with the Company on his/her own behalf shall report the material facts of such transaction to the Board of Directors.

Article 12.    (Minutes)

The substance of the proceedings of the results of meetings of the Board of Directors shall be stated or recorded in the minutes, to which the Directors and Corporate Auditors present shall put their names and affix their seals ; and the minutes shall be kept at the head office for ten (10) years.

[Supplemental Provisions

These regulations shall become effective as from April 2, 2001.]

Amendments

On October 1, 2001	Article 10
On June 27, 2002	Articles 3 and 12
On February 26, 2004	Article 10, II-14 (newly established) Article 10, II-15, 16, 17, 18, 19 and 20
On July 29, 2004	Article 10, II-6 (newly established) Article 10, II-7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21

-End-

3